EXHIBIT 16.1

February 24, 2012

Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of CommerceTel Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated February 24, 2012, and agree with such statements as they pertain to our firm. We are not in a position to agree or disagree with any other statements of the registrant contained therein.

/s/ Mayer Hoffman McCann P.C.